Exhibit 99.1

June 12, 2015

Dear Shareholder:

We recently learned that CMG Partners, LLC (CMG) made an offer to our shareholders to purchase up to 2,000,000 of their shares of our common stock at a price of $2.50 per share in cash (the Offer). The Offer, known as a “mini-tender,” is structured to avoid the U.S. Securities and Exchange Commission (SEC) filing, disclosure and procedural requirements that are designed to protect investors. The SEC has cautioned investors about offers of this nature. For more information provided by the SEC, go to: http://www.sec.gov/investor/pubs/minitend.htm.

Typically, a mini-tender offer is an attempt to purchase shares of a corporation at discounted prices with the objective of making a profit. In this case, the $2.50 per share price being offered for your shares by CMG represents an approximately 52 percent discount to our latest estimated net asset value of $5.20 per share as of Dec. 31, 2014 (2014 NAV).

As we have discussed in prior communications, in 2014 we engaged Jefferies LLC, a global investment banking and advisory firm, to formally undertake a process to provide liquidity to shareholders as we approach the end of our life cycle. The results of that process include the following liquidity events, which have either occurred or are currently anticipated:

i)	In the third and fourth quarters of 2014, we completed the sale of our entire golf portfolio consisting of 38 properties to an unrelated third party for approximately $200 million net cash to the company;

ii)	In May 2015, we completed the sale of 37 of the 38 properties in our senior housing portfolio to an unaffiliated party for approximately $474 million, net cash to the company. We expect to close the sale of the last senior housing property before the end of the year;

iii)	In June 2015, we sold Elitch Gardens, a 62-acre theme and water park in Denver, CO to a Denver-based investment group for $140 million;

iv)	In April 2015, we sold our interest in the DMC Partnership to an unaffiliated third party for $140 million, exceeding our investment in the unconsolidated joint venture;

v)	In April 2015, we commenced a plan to sell three of our attractions properties and one of our ski and mountain lifestyle properties, and

vi)	In May 2015, we entered into an agreement to sell our entire marinas portfolio for approximately the carrying value of the properties.

Proceeds from these sales and other cash on hand were used to repay approximately $192 million of related senior and collateralized debt; approximately $113 million on our revolving line of credit; and senior unsecured notes of approximately $318 million. Since retiring the senior unsecured notes, we anticipate a portion of the proceeds from our asset sales may be used to fund a special distribution to shareholders, which could occur as early as the third quarter this year.

We continue to work with our financial advisor, Jefferies LLC, a global investment banking and advisory firm, to explore and execute strategic liquidity alternatives for the balance of our portfolio. Of course, there can be no assurances that this process will result in liquidity or, if it does, what the value per share might be. The actual value of our shares may vary significantly from our estimated net asset value per share, depending on numerous factors, including what a third-party would be willing to pay. Accordingly, we cannot give any assurances that you will be able to resell your shares at the 2014 NAV, or that you would ultimately realize distributions per share equal to the 2014 NAV upon liquidation of our portfolio of assets and settlement of our liabilities or upon a sale of the company. With this in mind, our board of directors has decided not to take a position and remain neutral with respect to the Offer.

PLEASE CONSULT WITH YOUR FINANCIAL AND TAX ADVISORS BEFORE MAKING ANY DECISIONS AFFECTING YOUR INVESTMENT. If you are interested in selling your shares, there may be other options available to you. However, because trading on the secondary market is limited, if you need immediate liquidity, accepting a mini-tender offer may be your quickest way of achieving liquidity.

We appreciate the opportunity to be the steward of your investment. If you have any questions regarding the Offer or other events addressed above, we urge you to call CNL Client Services at 866-650-0650, option 3.

Sincerely,

James M. Seneff, Jr.	Stephen H. Mauldin
Chairman of the Board	President and Chief Executive Officer

Attachment

Questions & Answers Regarding CMG Partners’ Mini-Tender Offer

June 12, 2015

Summary

CMG Partners (CMG) is offering to purchase up to 2,000,000, or 0.30 percent, of the outstanding common stock (Shares) of CNL Lifestyle Properties, Inc. (the Company) at $2.50 per share in cash (the Offer). Because CMG’s Offer is for less than 5 percent of the outstanding securities of the Company (commonly referred to as a “mini-tender offer”), the Offer is NOT subject to all of the filing, disclosure and procedural requirements of the federal securities laws and regulations. The U.S. Securities and Exchange Commission (SEC) has issued an investor alert concerning such offers, which can be accessed at the SEC’s website at http://www.sec.gov/investor/pubs/minitend.htm. We recommend that you review this alert before taking any action with respect to the Offer.

What does the Company and its board of directors recommend?

As discussed previously, in April 2014, the Company engaged Jefferies LLC, a global investment banking and advisory firm, to formally undertake a process to provide liquidity to shareholders. Since then, the Company has (i) completed the sale of its entire golf portfolio in the third and fourth quarters of 2014; (ii) completed the sale of 37 of its 38 senior housing properties in May 2015 with the closing of the final senior housing property expected before year’s end; (iii) sold its interest in the DMC Partnership in April 2015; (iv) sold Elitch Gardens, a 62-acre theme park and water park in Denver, CO in June 2015; (v) commenced in April 2015 a plan to sell three of its attractions properties and one of its ski and mountain lifestyle properties; and (vi) entered into an agreement in May 2015 for the sale of its entire marinas portfolio.

Of course, there can be no assurances that this process will result in liquidity or, if it does, what the value per share might be. With this in mind, the Company’s board of directors has decided not to take a position and remain neutral on the CMG Offer.

What does the Company intend to do with the proceeds from the sale of these assets?

Proceeds from the asset sales and other cash on hand were used to repay approximately $192 million of related senior and collateralized debt; approximately $113 million on the Company’s revolving line of credit; and senior unsecured notes of approximately $318 million. Since retiring the senior unsecured notes, the Company anticipates a portion of the proceeds from the asset sales may be used to fund a special distribution to shareholders, which could occur as early as the third quarter this year.

Why would CMG make a mini-tender offer for my shares?

CMG is doing this with the intent of making a profit for itself and its investors. CMG routinely acquires Company shares and resells them for a profit within a short period of time. CMG stated in its Offer that it is “seeking to acquire shares for investment purposes only,” and that “CMG may choose to resell some or all of the shares it receives in this Offer to another party.”

What happens if I tender my shares?

Shareholders who sell their shares to CMG will forfeit control of their shares and will be treated as if they had sold their shares to CMG on May 22, 2015. This means CMG will receive the full value of any distributions declared by the Company as of May 22, 2015.

If you tender your shares into the offer, you are appointing CMG as your attorney-in-fact and proxy to receive all benefits and exercise all of the rights of ownership of your shares prior to receiving payment from CMG of the purchase price for your shares. CMG’s documents also state that by delivering the assignment documentation to them, you are authorizing CMG to immediately have your address changed on the Company’s books so that CMG will receive your checks and correspondence intended for you–even before CMG buys your shares.

Are there other options available to me if I need to sell my shares?

Yes. Other options may be available to you if you are interested in selling your shares. The Company currently maintains a list of secondary markets in an effort to match shareholders who want to sell their shares with other investors. CMG acknowledges that the tender of Shares at their $2.50 offer price may not be the highest value that shareholders could get if shares were held for a longer period. Furthermore, CMG also acknowledges in its letter that Direct Investment Spectrum and the Stanger Report recently reported secondary market trades of our shares that exceed CMG’s offering price. However, there is limited trading on the secondary market so if you need immediate liquidity, accepting the Offer may be your quickest way of achieving liquidity.

You should be aware; however, that there are no guarantees as to whether, when or at what prices you will be able to sell your shares through one of these options. Please consult with your financial and tax advisors before making any decisions affecting your investment.

What is the time frame for the liquidation of the portfolio?

In the third and fourth quarters of 2014, the Company completed the sale of its 48 golf properties to an unaffiliated third party buyer. In addition, the Company also sold 37 of its 38 senior housing properties in May 2015, and sold its interest in the DMC Partnership in April 2015. Additionally the Company has commenced a plan to sell three of its attractions properties and one of its ski and mountain lifestyle properties; and entered into an agreement for the sale of its entire marinas portfolio. The Company continues to work with its financial advisor, Jefferies LLC, a global investment banking and advisory firm, to explore and execute strategic liquidity alternatives for the balance of its portfolio. There can be no assurances that this process will result in liquidity.

Why did the Company discontinue the distribution reinvestment plan (DRP) and suspend the share redemption plan (Redemption Plan)?

As a mature company approaching the end of its natural life cycle, the Company is considering various strategic alternatives to provide liquidity for shareholders. The Company’s board of directors deemed it was in the Company’s best interest to discontinue the DRP and suspend the Redemption Plan. For more information about the Company’s discontinuance of its DRP and suspension of its Redemption Plan, please see the Company’s Form 8-K as filed on Sept. 9, 2014, with the SEC.

Who can I contact for more information about the CMG Offer?

Please call CNL Client Services at 866-650-0650, option 3.